Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS SECOND QUARTER 2006 FINANCIAL

RESULTS AND RE-START OF THE ARACOMA LONGWALL

Richmond, Virginia, July 27, 2006 - Massey Energy Company (NYSE:MEE) today reported that produced coal revenues for its second quarter ended June 30, 2006 increased to $492.5 million from $487.1 million in the second quarter of 2005. The Company reported net income of $3.2 million, or $0.04 per basic and diluted share, compared to $37.0 million, or $0.48 per basic share ($0.44 per diluted share) in 2005. EBITDA was $77.5 million in the second quarter of 2006 compared to $112.0 million in the second quarter of 2005.

The Company reported that the second quarter volume and financial results continued to be impacted by the fire-related idling of the Aracoma longwall and the productivity performance that has challenged Massey’s room and pillar deep mines for several quarters. “The good news is that the Aracoma longwall returned to production July 19th and is operating normally,” said Don L. Blankenship, Massey Chairman and CEO. “I would like to personally thank all the management staff and hourly personnel who worked so tirelessly to return the Aracoma mine to production.”

With the Aracoma longwall in operation again, the Company is taking a fresh look at all other mining operations. Massey has elected to idle four underground mining sections and to discontinue production at the Rockhouse longwall after it completes its current panel, in mid-August. The Company is also reducing staff and new miner training at a number of other higher cost mines to decrease costs at those operations.

“Central Appalachia coal mining has been, and continues to be, under significant cost pressure,” said Blankenship. “Labor, productivity, environmental, and regulatory factors are increasingly difficult to forecast. We are disappointed that these pressures continue to impact our financial performance and we are determined to implement a variety of cost reduction initiatives.”

Nevertheless, Massey continues to lead Central Appalachia in produced and shipped tonnage and reserve holdings and believes it continues to be the low cost producer. “Our focus continues to be on enhancing shareholder value,” said Blankenship. “The restart of the Aracoma longwall and the start-up of the Twilight dragline, along with the other steps we are taking to control costs, should expand margins going forward.”

2nd Quarter Highlights

	2nd Qtr. 2006	1st Qtr. 2006	2nd Qtr. 2005
Produced tons sold (millions)	10.2	10.1	11.6
Produced coal revenue ($ millions)	$492.5	$475.7	$487.1
Produced coal revenue per ton	$48.34	$46.90	$41.88
Average operating cash cost per ton	$41.92	$40.69	$33.95
EBITDA ($ millions)	$77.5	$81.0	$112.0

During the second quarter, the Company completed stock repurchases of approximately $50 million, using cash on hand, as part of the $500 million share repurchase program authorized by its Board of Directors. The Company repurchased approximately 1.3 million shares, at an average price per share of $38.47.

Guidance and Commitments

The Company expects a 2 to 3 million ton reduction in second half production and sales versus previous projections due to the combined effect of several factors, including ongoing productivity problems, the idling of four mining sections and reduced staffing at others, and the delayed re-start of the Aracoma longwall (partially as a result of the implementation of enhanced safety measures). Consequently, the Company now projects full year 2006 volume of between 41 and 43 million tons (versus the previously provided guidance for 2006 of 44 to 47 million tons). Revenue per ton for full year 2006 will also be impacted and is now projected to be between $49.00 and $49.50.

As noted in the attached first half 2006 financials, average year-to-date cash cost is $41.31 per ton. While the cash cost, adjusted for the effect of the Aracoma fire, is not significantly different than what we expected at this point in the year, the planned slowdown of production, as well as the continuing increase in diesel fuel and other commodity prices, will impact second half cost. Consequently, the Company is now forecasting average cash cost per ton for the full year of between $39 and $41 versus the previous guidance of between $37 and $40. Guidance for 2006 Other income remains at approximately $50 million.

The Company also reduced projected 2007 shipments, from previous guidance of 48 to 50 million tons to 43 to 46 million tons. Due to recent market softening, the Company is now projecting slightly lower average per ton realizations of between $51 and $53.

Guidance for average cash costs per ton remains unchanged at $37 to $40, as costs in 2007 are likely to be favorably impacted by several factors, including a full year of production at the Aracoma longwall and the new dragline, and the idling of the higher cost mines.

Sales commitments for 2007 currently total approximately 37 million tons, with average realization on priced tons of approximately $51 per ton. These commitments include 30 million tons of priced utility and industrial steam coal and 5 million tons of priced metallurgical coal. Approximately 2 million of the committed tons remain unpriced. The Company expects to ship approximately 9 million tons of metallurgical coal in 2007.

Sales commitments for 2008 currently total approximately 23 million tons, with an average realization on priced tons of approximately $50 per ton. Commitments include approximately 17 million tons of priced utility and industrial steam coal and 2 million tons of priced metallurgical coal. Approximately 4 million committed tons remain unpriced. The Company expects to ship approximately 10 million tons of metallurgical coal in 2008.

“We believe we are well positioned at this time with a prudent mix of commitments and available tonnage to protect our future revenue stream,” said Blankenship. “We anticipate that, given our high quality reserve base, our comprehensive infrastructure, state-of-the-art equipment and operating advantages, combined with the strong expected market for coal and energy, Massey will generate free cash flow and shareholder value for many years to come.”

Six-Month Highlights

	6 mos. 2006		6 mos. 2005		6 mos. 2004
Produced tons sold (millions)	20.3		22.3		20.7
Produced coal revenue (millions)	$968.1		$935.0		$729.2
Diluted income (loss) per share excluding certain items	$0.12	(1)	$0.83	(2)	$0.21	(3)
EBITDA (millions)	$158.5		$242.2		$135.5

(1)	Excludes an after-tax, non-cash charge of approximately $639,000, or $0.01 per share, to record the cumulative effect of an accounting change, the adoption of Financial Accounting Standard No. 123(R), Stock-Based Payment.
(2)	Excludes a pre-tax gain of approximately $34 million ($23.3 million after-tax or $0.26 per diluted share) related to the sale of the Company’s ownership interest in the Big Elk property and a pre-tax adjustment of $9.1 million ($5.6 million after-tax or $0.06 per diluted share) resulting from an increase to legal reserves.
(3)	Excludes an adjustment of $8.4 million pre-tax ($5.1 million after-tax or $0.07 per diluted share), to increase the legal accrual, including accrued interest, related to the August 1, 2002 Harman jury verdict.

Coal Market Overview

While market conditions for steam coal are currently characterized by slower sales and softened coal prices, the Company believes that the worldwide fundamentals for coal supply and demand have not changed and demand will continue to increase due to economic expansion, the expected increase in coal-fired plant capacity and growing interest in coal liquefaction. In a recent report, the Energy Information Administration (EIA) reflected these realities by projecting that worldwide coal consumption will nearly double between 2003 and 2030, to 10.6 billion tons. The Company believes that the current market softness is primarily due to moderate winter temperatures, but summer temperatures have been high and coal inventories at utilities in the U.S. should be reduced as a result of increased coal burn.

In addition, while coal production in Central Appalachia has increased in 2006 as a result of the expansion of capital spending by coal producers in the last few years, future supply is expected to continue to decline as it has in most years during the past decade. The escalation of mining costs for many producers in Central Appalachia will act as a floor on coal price declines and is expected to result in rapid supply shrinkage as disciplined producers idle high cost mines.

The Company further believes the outlook for the metallurgical coal market remains strong. Economic growth worldwide continues to favorably impact the steel industry. The International Iron and Steel Institute forecasts bullish worldwide steel demand growth of 7.3% in 2006 and 5.8% in 2007. Growth in demand for steel is also reflected in rising prices for metallurgical coke and expansion of coke producing capacity, which should support metallurgical coal pricing.

Liquidity and Capital Resources

Massey ended the second quarter with available liquidity of $303.5 million, including $69.5 million available on its asset-based revolving credit facility and $234.0 million in cash. Total debt at the end of the quarter was $1,107.6 million compared to total debt of $1,113.3 million at December 31, 2005.

Massey’s total debt-to-book capitalization ratio increased to 61.1% at June 30, 2006 from 59.8% at December 31, 2005. The capitalization ratio for December 31, 2005 has been adjusted to reflect the impact of the non-cash adjustment to retained earnings required by the adoption of Emerging Issues Task Force Issue 04-6 (“EITF 04-6”) on January 1, 2006. After deducting available cash of $234.0 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $768.6 million. Total net debt-to-book capitalization was 52.2% at June 30, 2006 compared to 48.0% at December 31, 2005, as adjusted.

Capital expenditures, which totaled $85.3 million in the second quarter of 2006 compared to $111.8 million in the second quarter of 2005, were $161.6 million in the first half of 2006 versus $197.8 million in the first six months of 2005. Excluding estimated lease buyouts of $28 million, capital spending is expected to total between $260 and $270 million for 2006.

Depreciation, depletion and amortization (DD&A) was $57.2 million in the second quarter of 2006 compared to $60.5 million in the second quarter of 2005. For the year to date, DD&A totaled $113.9 million compared to $118.9 million for the first six months of 2005. DD&A is expected to total between $235 and $245 million for the full year 2006.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss second quarter earnings on Friday morning, July 28, 2006, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues
Produced coal revenue	$492.5	$487.1	$968.1	$935.0
Freight and handling revenue	38.5	42.7	79.4	80.3
Purchased coal revenue	12.3	37.3	39.8	72.5
Other revenue	12.8	15.4	28.3	64.8

Total revenues	556.1	582.5	1,115.6	1,152.6

Costs and expenses
Cost of produced coal revenue	413.8	381.7	809.0	732.4
Freight and handling costs	38.5	42.7	79.4	80.3
Cost of purchased coal revenue	11.5	31.4	34.4	61.4
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	56.4	59.5	112.2	116.9
Selling, general and administrative	0.8	1.0	1.7	2.0
Selling, general and administrative	13.2	13.1	30.7	32.2
Other expense	1.6	1.6	3.6	4.1

Total costs and expenses	535.8	531.0	1,071.0	1,029.3

Income before interest and taxes	20.3	51.5	44.6	123.3
Interest income	5.2	4.2	10.1	5.5
Interest expense	(21.6)	(14.5)	(43.2)	(29.1)

Income before taxes	3.9	41.2	11.5	99.7
Income tax (expense) benefit	(0.7)	(4.2)	(2.0)	(12.1)

Income before cumulative effect of accounting change	$3.2	$37.0	$9.5	$87.6

Cumulative effect of accounting change, net of tax	—	—	(0.6)	—

Net income	$3.2	$37.0	$8.9	$87.6

Income per share - basic:
Income before cumulative effect of accounting change	$0.04	$0.48	$0.12	$1.15
Cumulative effect of accounting change	—	—	(0.01)	—

Net income	$0.04	$0.48	$0.11	$1.15

Income per share - diluted:
Income before cumulative effect of accounting change	$0.04	$0.44	$0.12	$1.03
Cumulative effect of accounting change	—	—	(0.01)	—

Net income	$0.04	$0.44	$0.11	$1.03

Shares used to calculate income per share
Basic	81.1	76.3	81.3	76.2

Diluted	81.9	89.4	82.0	89.3

EBIT	$20.3	$51.5	$44.6	$123.3
EBITDA	$77.5	$112.0	$158.5	$242.2

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Produced tons sold:
Utility	7.5	7.9	14.6	15.1
Metallurgical	1.9	2.8	4.0	5.3
Industrial	0.8	0.9	1.7	1.9

Total produced tons sold	10.2	11.6	20.3	22.3

Total tons produced	10.0	11.4	20.4	22.8

Produced coal revenue per ton sold
Utility	$42.71	$36.53	$41.96	$36.08
Metallurgical	$68.58	$53.51	$65.33	$55.02
Industrial	$53.25	$53.56	$54.35	$52.40
Produced coal revenue per ton sold	$48.34	$41.88	$47.63	$41.97

Average cash cost per ton	$41.92	$33.95	$41.31	$34.32

Capital expenditures	$85.3	$111.8	$161.6	$197.8
Number of employees	5,626	5,504	5,626	5,504

	June 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$234.0	$319.4
Trade and other accounts receivable	179.6	152.6
Inventories	190.3	345.7
Other current assets	178.2	226.8
Net property, plant and equipment	1,771.1	1,715.9
Other noncurrent assets	217.6	226.0

Total assets	$2,770.8	$2,986.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$5.3	$10.7
Other current liabilities	341.2	363.0
Long-term debt	1,102.3	1,102.6
Other noncurrent liabilities	616.8	669.1

Total liabilities	2,065.6	2,145.4

Total stockholders’ equity	705.2	841.0

Total liabilities and stockholders’ equity	$2,770.8	$2,986.4

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and six months ended June 30, 2006, as such inclusion would result in antidilution. There was no antidilutive effect for the three and six months ended June 30, 2005.

Note 2: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Income before interest and taxes	20.3	51.5	44.6	123.3
Depreciation, depletion and amortization	57.2	60.5	113.9	118.9

EBITDA	$77.5	$112.0	$158.5	$242.2

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2006		2005		2006		2005
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$535.8		$531.0		$1,071.0		$1,029.3
Less: Freight and handling costs	38.5		42.7		79.4		80.3
Less: Cost of purchased coal revenue	11.5		31.4		34.4		61.4
Less: Depreciation, depletion and amortization	57.2		60.5		113.9		118.9
Less: Other expense	1.6		1.6		3.6		4.1

Average cash cost	$427.0	$41.92	$394.8	$33.95	$839.7	$41.31	$764.6	$34.32

	Three months ended March 31, 2006
	$	per ton
Total costs and expenses	$535.2
Less: Freight and handling costs	40.9
Less: Cost of purchased coal revenue	22.9
Less: Depreciation, depletion and amortization	56.7
Less: Other expense	2.0

Average cash cost	$412.7	$40.69

Note 4: The Company’s debt is comprised of the following:

	June 30, 2006	December 31, 2005
6.785% senior notes due 2013, net of discount	$754.6	$754.3
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	14.9	21.5
Fair value hedge adjustment	(7.2)	(7.8)

Total debt	1,107.6	1,113.3
Less: short-term debt	5.3	10.7

Total long-term debt	$1,102.3	$1,102.6

Note 5: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	June 30, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	5.3	10.7
Less: Cash and cash equivalents	234.0	319.4
Less: Restricted cash	105.0	105.0

Net debt	$768.6	$688.9

Note 6: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	5.3	10.7

Total debt (numerator)	1,107.6	1,113.3

Plus: Total stockholders’ equity	705.2	841.0

Book capitalization (denominator)	$1,812.8	$1,954.3

Total debt-to-book capitalization ratio	61.1%	57.0%

Net debt (from Note 5) (numerator)	768.6	688.9
Plus: Total stockholders’ equity	705.2	841.0

Adjusted book capitalization (denominator)	$1,473.8	$1,529.9

Total net debt-to-book capitalization ratio	52.2%	45.0%

Presentation of December 31, 2005 amounts are adjusted for the reduction to Total stockholders’ equity on January 1, 2006, for the cumulative effect of an accounting change required by EITF 04-6 in the after-tax amount of $93.8 million:

	June 30, 2006	As adjusted December 31, 2005
Total debt (numerator)	$1,107.6	$1,113.3
Plus: Total stockholders’ equity	705.2	841.0
Less: Proforma cumulative effect of an accounting change	—	(93.8)

	705.2	747.2

Book capitalization (denominator)	$1,812.8	$1,860.5

Total debt-to-book capitalization ratio	61.1%	59.8%

Net debt (from Note 5) (numerator)	768.6	688.9
Plus: Total stockholders’ equity	705.2	747.2

Adjusted book capitalization (denominator)	$1,473.8	$1,436.1

Total net debt-to-book capitalization ratio	52.2%	48.0%

Note 7: Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of produced coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.